EXHIBIT 23 - CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements No. 33-20529, 33-31623, 33-48091 and 33-61803 on Form S-8 pertaining to the 1987
Stock Option Plan, the 1988 Stock Option Plan, the 1991 Stock Option Plan and the 1995 Non-Employee Director Stock Option Plan, respectively, of One Price Clothing Stores, Inc. (the "Company") of our report dated May 16, 2003 appearing in the Annual Report on Form 10-K of One Price Clothing Stores, Inc. for the year ended February 1, 2003, such report containing an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern.


Deloitte & Touche LLP
Greenville, South Carolina
May 22, 2003